Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2013 Financial Results; Provides 2014 Guidance

Full-year 2013 Highlights:

  Net Income of $42.6 Million
  EBITDA of $157.4 Million
  Distributable Cash Flow of $105.2 Million

WALTHAM, Mass.--(BUSINESS WIRE)--March 31, 2014--Global Partners LP (NYSE:GLP) today reported financial results for the fourth quarter and 12 months ended December 31, 2013.

“Global’s financial and operational performance in 2013 benefitted from product diversification that helped generate higher volumes and margins,” said President and Chief Executive Officer Eric Slifka. “Crude oil was a key business driver in our Wholesale segment, as we significantly expanded our rail distribution capabilities with the acquisitions of Basin Transload in North Dakota and the Columbia Pacific Bio-Refinery in Oregon and completed our first full year of operations under our Phillips 66 logistics agreement.

“Our Gasoline Distribution and Station Operations segment contributed 50% of product margin for the year, reflecting a full year of results from our acquisition of Alliance Energy in March 2012,” Slifka continued. “We also continued the rollout of new retail gas stations and convenience stores under our Alltown brand.

“Our Commercial segment, while a comparatively small portion of our overall business, generated a 52% increase in product margin for the year, led by contributions from our bunker fuel and natural gas operations.”

On March 13, 2014, Global announced that it would restate its previously issued unaudited consolidated financial statements for March 31, 2013, June 30, 2013 and September 30, 2013 primarily to reflect a correction in its accounting for Renewal Identification Numbers (RINs). The Partnership is filing with the Securities and Exchange Commission its amended quarterly reports on Form 10-Q/A, which also reflect corrections identified by management after the March 13th announcement with respect to liabilities related to RIN forward commitments for the respective periods.

Fourth Quarter 2013 Financial Summary

Net income for the fourth quarter of 2013 was $34.0 million, or $1.20 per diluted limited partner unit, compared with net income of $22.7 million, or $0.81 per diluted limited partner unit, for the fourth quarter of 2012.

Combined product margin for the fourth quarter of 2013 was $150.0 million, compared with $115.5 million for the fourth quarter of 2012.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2013 were $64.9 million, compared with $47.1 million for the same period of 2012.

Distributable cash flow (DCF) for the fourth quarter of 2013 was $52.5 million, compared with $32.1 million for the fourth quarter of 2012.

Financial results for the fourth quarter of 2013 benefitted from a $9.5 million decrease in the mark-to-market liability related to the Partnership’s Renewable Volume Obligation (RVO) and a $0.4 million decrease in the liability related to RIN forward commitments.

At the end of each financial reporting period, the Partnership, if it is in a deficit RIN position relative to its RVO, recognizes a mark-to-market valuation of the deficit. Also at the end of each financial reporting period, a liability is recorded for RIN forward commitments, if unfavorable.

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2013 and 2012.

Sales for the fourth quarter of 2013 were $4.8 billion, compared with $5.1 billion for the same period in 2012. Wholesale segment sales were $3.7 billion, down approximately 9 % from $4.1 billion for the fourth quarter of 2012. Sales from the Gasoline Distribution and Station Operations segment decreased 6% to $819.1 million from $875.9 million for the same period in 2012. Commercial segment sales were $265.4 million, up 79% versus $148.5 million for the fourth quarter of 2012.

Wholesale segment volume declined 3% to 1.38 billion gallons in the fourth quarter of 2013 from 1.42 billion gallons for the same period of 2012. Volume in the Gasoline Distribution and Station Operations segment was 263.4 million gallons for the fourth quarter of 2013, down 2% compared with 267.9 million gallons in the comparable period of 2012. Commercial segment volume improved 12% to 108.9 million gallons, compared with 96.9 million gallons for the fourth quarter of 2012.

Gross profit increased 29% to $134.9 million for the fourth quarter of 2013, compared with $104.9 million for the fourth quarter of 2012. Wholesale product margin increased 93% to $82.3 million for the fourth quarter of 2013, compared with $42.6 million for the same period in 2012. In the Gasoline Distribution and Station Operations segment, product margin was $60.7 million, down 11% from $68.4 million in the comparable period of 2012. Commercial segment product margin increased 56% to $7.0 million for the fourth quarter of 2013, compared with $4.5 million in the same period of 2012.

Full Year 2013 Financial Summary

Net income for the 12 months ended December 31, 2013 was $42.6 million, or $1.42 per diluted limited partner unit, compared with $46.7 million, or $1.71 per diluted limited partner unit, for the same period in 2012.

Combined product margin for 2013 was $461.5 million, compared with $370.2 million for 2012.

EBITDA for the 12 months ended December 31, 2013 increased to $157.4 million from $135.8 million for the same period in 2012.

Distributable cash flow for 2013 was $105.2 million, compared with $80.8 million for the comparable period in 2012.

Financial results for the 12 months ended December 31, 2013 were adversely affected by a $13.1 million increase in the mark-to-market valuation of the Partnership’s deficit RIN position relative to its RVO and a $6.2 million increase in the liability related to RIN forward commitments.

Sales for the 12 months ended December 31, 2013 increased 11% to $19.6 billion, compared with $17.6 billion for the same period in 2012. Wholesale segment sales were up 10% to $15.2 billion, compared with $13.8 billion for 2012. Sales from the Gasoline Distribution and Station Operations segment grew 7% to $3.4 billion for 2013, compared with $3.1 billion for 2012. Commercial segment sales were $1.0 billion for 2013, 40% higher than $716.2 million for 2012.

Combined product volume increased 14% to 7.0 billion gallons in 2013 from 6.1 billion gallons in 2012. Wholesale segment volume grew 15% to 5.5 billion gallons versus 4.8 billion gallons in 2012. Volume in the Gasoline Distribution and Station Operations segment was 1.0 billion gallons in 2013, 10% higher than the 954.3 million gallons in 2012. Commercial segment volume increased to 401.5 million gallons in 2013, up 14% from 352.2 million gallons in 2012.

Gross profit increased 22% to $405.8 million in 2013 from $333.5 million in 2012. Wholesale product margin grew 39% to $202.9 million in 2013, compared with $145.4 million for the same period in 2012. In the Gasoline Distribution and Station Operations segment, product margin increased 12% to $230.3 million from $206.1 million in 2012. Commercial segment product margin was up 52% to $28.4 million in 2013, compared with $18.7 million in 2012.

Recent Highlights

  Global recently completed an expansion that more than doubled the storage capacity of its Basin Transload crude oil terminals in Beulah and Columbus, North Dakota to 550,000 barrels.
  The Board of Directors of Global’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.6125 per unit ($2.45 per unit on an annualized basis) on all of its outstanding common units for the period from October 1 through December 31, 2013.

Business Outlook

“Global continues to broaden its geographic footprint and asset base through strategic acquisitions and organic growth projects,” Slifka said. “We continue to expand our mid-continent assets with increased storage capacity and additional pipeline connectivity. This critical infrastructure provides optionality and market efficiencies for our customers by enabling product movements to the highest value markets.

“Looking ahead, we will continue to develop and enhance our system of product terminals, rail distribution facilities and gas station sites,” Slifka continued. “The flexibility of these assets diversifies our cash flows, expands our income streams and provides us opportunities to optimize within our network. We begin the year with strong momentum and are well positioned to meet our growth objectives.”

For full-year 2014, Global expects EBITDA in the range of $175 million to $195 million. This guidance is based on assumptions regarding current market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and year-end 2013 financial results in a teleconference call for analysts and investors today.

Time:	9:30 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Information about Renewable Identification Numbers (RINs)

A RIN is a serial number assigned to a batch of biofuel for the purpose of tracking its production, use, and trading as required by the Environmental Protection Agency's Renewable Fuel Standard that originated with the Energy Policy Act of 2005. To evidence that the required volume of renewable fuel is blended with gasoline, obligated parties must acquire sufficient RINs to cover their Renewable Volume Obligation (RVO). The Partnership’s EPA obligations relative to renewable fuel reporting are largely limited to the foreign gasoline that the Partnership may choose to import. The Partnership separates RINs from renewable fuel through blending with gasoline throughout its terminal system and can use those separated RINs to settle its RVO. While the annual compliance period for RVO is a calendar year, the settlement of the RVO can occur, upon certain deferral elections, more than one year after the close of the compliance period. At the end of each financial reporting period, the Partnership, if it is in a deficit position relative to its RVO, recognizes a mark-to-market valuation of the deficit. Also at the end of each financial reporting period, a liability is recorded for RIN forward commitments, if unfavorable.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as sales minus product costs. Sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales and gasoline station rental income. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and these measures may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. Global is a leader in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to the East and West Coasts for distribution to refiners and other customers. With a portfolio of approximately 900 locations primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, Global is a distributor of natural gas and propane. Global is No. 157 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Sales	$4,795,236	$5,117,259	$19,589,608	$17,625,997
Cost of sales	4,660,369	5,012,385	19,183,779	17,292,509
Gross profit	134,867	104,874	405,829	333,488

Costs and operating expenses:
Selling, general and administrative expenses	36,259	29,208	115,491	95,710
Operating expenses	48,293	39,721	185,713	140,413
Amortization expense	5,895	1,651	19,216	7,024
Total costs and operating expenses	90,447	70,580	320,420	243,147

Operating income	44,420	34,294	85,409	90,341

Interest expense	(11,424)	(10,210)	(43,537)	(42,021)

Income before income tax expense	32,996	24,084	41,872	48,320

Income tax benefit (expense)	33	(1,349)	(819)	(1,577)

Net income	33,029	22,735	41,053	46,743

Net loss attributable to noncontrolling interest	1,013	-	1,562	-

Net income attributable to Global Partners LP	34,042	22,735	42,615	46,743

Less: General partner's interest in net income, including
incentive distribution rights (1)	(1,215)	(479)	(3,521)	(1,212)

Limited partners' interest in net income	$32,827	$22,256	$39,094	$45,531

Basic net income per limited partner unit (2)	$1.20	$0.81	$1.43	$1.73

Diluted net income per limited partner unit (2)	$1.20	$0.81	$1.42	$1.71

Basic weighted average limited partner units outstanding	27,267	27,311	27,329	26,393

Diluted weighted average limited partner units outstanding	27,267	27,487	27,560	26,567

(1) Calculation includes the effect of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance. As a result, the general partner interest was 0.83% for the three months ended December 31, 2013 and 2012 and for the twelve months ended December 31, 2013 and, based on a weighted average, 0.86% for the twelve months ended December 31, 2012.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$9,217	$5,977
Accounts receivable, net	686,392	696,762
Accounts receivable - affiliates	1,404	1,307
Inventories	572,806	634,667
Brokerage margin deposits	21,792	54,726
Fair value of forward fixed price contracts	46,007	48,062
Prepaid expenses and other current assets	36,693	65,432
Total current assets	1,374,311	1,506,933

Property and equipment, net	803,636	712,322
Intangible assets, net	67,769	60,822
Goodwill	154,078	32,326
Other assets	28,128	17,349

Total assets	$2,427,922	$2,329,752

Liabilities and partners' equity
Current liabilities:
Accounts payable	$781,119	$759,698
Working capital revolving credit facility - current portion	-	83,746
Line of credit	3,700	-
Environmental liabilities - current portion	3,377	4,341
Trustee taxes payable	80,216	91,494
Accrued expenses and other current liabilities	65,963	71,442
Obligations on forward fixed price contracts	38,197	34,474
Total current liabilities	972,572	1,045,195

Working capital revolving credit facility - less current portion	327,000	340,754
Revolving credit facility	434,700	422,000
Senior notes	148,268	-
Environmental liabilities - less current portion	37,762	39,831
Other long-term liabilities	44,440	45,511
Total liabilities	1,964,742	1,893,291

Partners' equity
Global Partners LP equity	415,237	436,461
Noncontrolling interest	47,943	-
Total partners' equity	463,180	436,461

Total liabilities and partners' equity	$2,427,922	$2,329,752

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Reconciliation of gross profit to net product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$38,361	$20,257	$43,147	$54,639
Crude oil	22,304	2,006	92,807	35,538
Other oils and related products	21,653	20,335	66,916	55,252
Total	82,318	42,598	202,870	145,429
Gasoline Distribution and Station Operations segment:
Gasoline distribution	39,614	50,422	150,147	139,706
Station operations	21,044	18,017	80,106	66,384
Total	60,658	68,439	230,253	206,090
Commercial segment	7,019	4,494	28,359	18,652
Combined net product margin	149,995	115,531	461,482	370,171
Depreciation allocated to cost of sales	(15,128)	(10,657)	(55,653)	(36,683)
Gross profit	$134,867	$104,874	$405,829	$333,488

Reconciliation of net income to EBITDA
Net income	$33,029	$22,735	$41,053	$46,743
Net loss attributable to noncontrolling interest	1,013	-	1,562	-
Net income attributable to Global Partners LP	34,042	22,735	42,615	46,743
Depreciation and amortization, excluding the impact of noncontrolling interest	19,424	12,795	70,423	45,458
Interest expense	11,424	10,210	43,537	42,021
Income tax (benefit) expense	(33)	1,349	819	1,577
EBITDA	$64,857	$47,089	$157,394	$135,799

Reconciliation of net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$1,035	$42,752	$255,147	$232,452
Net changes in operating assets and liabilities and certain non-cash items	53,594	(7,222)	(136,960)	(140,251)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(1,163)	-	(5,149)	-
Interest expense	11,424	10,210	43,537	42,021
Income tax (benefit) expense	(33)	1,349	819	1,577
EBITDA	$64,857	$47,089	$157,394	$135,799

Reconciliation of net income to distributable cash flow
Net income	$33,029	$22,735	$41,053	$46,743
Net loss attributable to noncontrolling interest	1,013	-	1,562	-
Net income attributable to Global Partners LP	34,042	22,735	42,615	46,743
Depreciation and amortization, excluding the impact of noncontrolling interest	19,424	12,795	70,423	45,458
Amortization of deferred financing fees	1,835	1,647	6,897	5,753
Amortization of senior notes discount	105	-	368	-
Amortization of routine bank refinancing fees	(1,117)	(1,195)	(4,072)	(4,073)
Maintenance capital expenditures	(1,785)	(3,914)	(10,977)	(13,112)
Distributable cash flow	$52,504	$32,068	$105,254	$80,769

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$1,035	$42,752	$255,147	$232,452
Net changes in operating assets and liabilities and certain non-cash items	53,594	(7,222)	(136,960)	(140,251)
Amortization of deferred financing fees	1,835	1,647	6,897	5,753
Amortization of senior notes discount	105	-	368	-
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(1,163)	-	(5,149)	-
Amortization of routine bank refinancing fees	(1,117)	(1,195)	(4,072)	(4,073)
Maintenance capital expenditures	(1,785)	(3,914)	(10,977)	(13,112)
Distributable cash flow	$52,504	$32,068	$105,254	$80,769

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Global Partners LP
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary